Exhibit 10(7)


                                       DynCorp
                                Restricted Stock Plan


               l. Purpose. The purpose of the DynCorp Restricted Stock Plan is to motivate and retain key employees of DynCorp and its subsidiaries who are responsible for the attainment of the primary long-term performance goals of DynCorp.

               2.   Definitions.   When  used herein,  the following  terms
          shall have the meanings specified:

                    "Account"  means  the  unfunded,   bookkeeping  account
          maintained to record the Restricted Stock Units of each Partici-pant.

                    "Award" means the grant of a number of Restricted Stock Units to a Participant in accordance with the provisions of the Plan.

                    "Board" means the Board of Directors of the Corpora-tion.

                    "Cause" means a finding by the Compensation Committee of the Board, of which the Participant is notified in writing, based upon reasonable evidence that the Participant (i) has engaged in dishonest or fraudulent actions; (ii) has engaged in willful misconduct; or (iii) has materially harmed the Corpora-tion or a Subsidiary by performing his duties in a grossly negligent manner.

                    "Change of Control" means that one or more of the following events has occurred: (a) any person or group, within the meaning of Sections l3(d) and l4(d)(2) of the Securities Exchange Act of l934, as amended (the "Act"), has, subsequent to September 9, l988 become the beneficial owner (within the meaning of Rule l3d-3 under the Act) of securities of the Corporation representing 30% or more of the Corporation's then outstanding voting securities, which change in ownership has not been ap-proved prior to the effective date thereof by the Board consti-tuted as of September 29, l988, including any changes in Board membership approved thereafter by such Board (the "Continuing Board"); provided, however, that, for purposes of the immediately preceding clause, shares of Common Stock (i) owned or acquired by the ESOP or any other employee benefit or stock purchase plan sponsored and approved by the Corporation, or the participants or beneficiaries thereof, or (ii) acquired by the exercise of warrants or the conversion of preferred stock into Common Stock, which warrants or preferred shares were outstanding as of Septem-ber 29, l988, shall not be deemed to be owned by a "person" or, if such plan is a member of a group, shall not be deemed to be owned by such "group" (although such shares shall be deemed to be outstanding if so treated by Rule l3d-3); (b) beneficial owner-ship of more than 50% of the Corporation's Series C Preferred Stock has been transferred prior to conversion into Common Stock by its original record owner, Capricorn Investors, L.P. to any party other than a controlled affiliate of Capricorn, or a member or members of the Corporation's management group who is or are also owners of Common Stock; (c) H. S. Winokur, Jr., his court appointed legal representative, or a representative of his estate has ceased acting as managing general partner of said Capricorn;
          (d) a merger, consolidation, or other reorganization of the Corporation not approved by the Continuing Board in which the Corporation is not the surviving entity has occurred; (e) a sale or other transfer of substantially all of the assets of the Corporation has occurred; or (f) a public offering of shares of a class of Common Stock or other securities which are convertible into a class of Common Stock has occurred which, after giving effect to such offering and assuming the conversion of all securities, whenever issued, would constitute at least 30% of the market value of all such Common Stock and other securities.

                    "Chief Executive Officer" means the Chief Executive Officer of the Corporation.

                    "Committee" means the Compensation Committee of the Board, a majority of the members of which shall not be employees of the Corporation eligible to participate in the Plan.

                    "Common Stock" means common stock, par value $.l0 per share, of the Corporation, as well as any additional classes of common stock that the Corporation may issue from time to time.

                    "Corporation"  means DynCorp, a Delaware corporation.

                    "Director" means a member of the Board.

                    "Disability" means a physical or mental condition as determined by the Committee or under which the Participant qualifies for disability benefits under the long-term disability plan of the Corporation or Subsidiary that employs such Partici-pant.

                    "Early Retirement" means separation from service, other than for Cause, before attaining the age of 63, under conditions entitling the Participant to a present or future distribution of a benefit under the ESOP or any other qualified retirement benefit plan in which the Participant participates.

                    "ESOP"    means the  DynCorp  Employee Stock  Ownership
                    Plan.

                    "ESOP Loan" means the September 9, 1988 loan by the Corporation to the ESOP in the original principal amount of $99,999,991.75.

                    "Fair Market Value" means, with respect to Common Stock, the fair market value of such stock, established on the last preceding Valuation Date pursuant to Section 5.6 of the ESOP; provided, however, that for purposes of the last sentence of Section 9, Fair Market Value shall be the value of the Common Stock established in connection with any Change in Control.

                    "Forecasted Operational Cash Flow" or "Forecasted OFC" means Operational Cash Flow as forecasted by the Corporation in accordance with Attachment A hereto, subject only to such adjust-ments that are approved by the Board and are not prejudicial to the rights of Participants hereunder.

                    "Normal Payment Date" means the earlier of any date of vesting in accordance with subsection 7(a) or the date on which l00% vesting occurs under subsection 7(b).

                    "Normal Retirement" means separation from service, other than for Cause, after attaining the age of 63, under conditions entitling the Participant to a present or future distribution of a benefit under the ESOP or any other qualified retirement benefit plan in which the Participant participates.

                    "Operational Cash Flow" or "OCF" means a) for the Government Services Group and the Aviation Services Group, operating return (as customarily determined under the Corporatio-n's accounting practices) plus ESOP replacement contributions, and b) for the Corporate Group, Earnings before Interest, Taxes, Merger Costs, ESOP Contributions, Depreciation and Amortization less capital expenditures plus decreases/less increases in working capital, as recorded on the books and records of the Corporation.

                    "Original Award" means the Restricted Stock Units originally awarded upon the commencement of this Plan in l989.

                    "Participant" means an employee of the Corporation or any of its Subsidiaries who is selected to participate in the Plan in accordance with Section 4.

                    "Plan"  means the DynCorp Restricted Stock Plan.

                    "Restricted Stock Unit" or "Unit" means a unit of measurement equivalent to one share of Common Stock, with none of the attendant rights of a holder of such stock, such as, but not limited to, the right to vote such stock and the right to receive dividends thereon.

                    "Supplemental Restrictions" means Restrictions, as defined in the Statement, as a result of which up to 674,029 shares of Common Stock represented by Restricted Stock Units (65.75% of each Award of Units under the Plan) shall be further restricted and shall not vest unless and until the ESOP realizes at least an 18% per annum internal rate of return on its invest-ment in the Corporation, or certain other lapsing conditions occur, all as more specifically provided in Article III of the Statement.

                    "Statement" means the Statement Respecting Warrants and Lapse of Certain Restrictions dated as of September 9, l988, a copy of which is by this reference made a part of this Plan.

                    "Stockholders Agreement" means the Stockholders Agree-ment as amended among the various Common Stock holders dated as of March 2, l988, a copy of which is attached hereto and by this reference made a part of this Plan.

                    "Subsidiary"  means  any  corporation,  as  defined  in
          Section 770l of the Internal Revenue Code of l986, as amended, and the regulations promulgated thereunder, of which the Corpora-tion, at the time, directly or indirectly, owns 50% or more of the outstanding securities having ordinary voting power to elect directors (other than securities having voting power only by reason of a contingency).

                    "Valuation Date" means the valuation date established pursuant to Section 5.6 of the ESOP.

               3.   Administration.  The Plan  shall be administered by the
          Committee.   Subject to the provisions of the Plan, the Committee
          shall have the authority in its sole discretion to:

                  (i)    Select the Participants;

                 (ii) Grant Restricted Stock Units to Participants in such amounts as it shall determine, subject to the terms and conditions of the Plan;

                (iii) Determine the portion of each Participant's Award which becomes vested each year in accordance with Section 7;

                 (iv) Determine the existence of Cause for the termina-tion of employment of any Participant; and

                  (v) Establish from time to time policies, procedures and guidelines for the administration of the Plan; interpret the Plan; and make such other determinations and take all other actions as it deems necessary or advisable for the administration of the Plan.

               4. Participation. Participants in the Plan shall be limited to those employees of the Corporation or any of its Subsidiaries who have received written notification from the Chief Executive Officer (or, in the case of the participation by the Chief Executive Officer, by the Committee), that they have been selected by the Committee to participate in the Plan. In no event shall any Director who is not also an officer and employee of the Corporation be eligible to participate in this Plan.

               5. Selection of Participants. On or before March 1, l989, the Chief Executive Officer shall deliver to the Committee a list of proposed Participants together with recommendations for Awards to each Participant. As soon as practicable thereafter, but no later than June 30, l989, the Committee shall approve Original Awards hereunder based on the Chief Executive Officer's recommen-dations; provided, that for purposes of this Plan, the anniversa-ry date of such Awards shall be considered January l, l989. All decisions, actions and interpretations of the Committee that are within the scope of Section 3 shall be final, conclusive and binding upon all parties.

               6. Maximum Number of Deferred Compensation Units Available for Awards. Except as otherwise provided in Section ll, no more than l,025,037 Restricted Stock Units shall be available for Awards. To the extent that any Awards granted under the Plan are thereafter (a) forfeited due to the operation of Subsections (a),
          (c) or (d) of Section 7, or (b) paid in cash pursuant to Section 9(b) rather than in shares of Common Stock, the Restricted Stock Units covered by such Awards shall be available for new Awards under the Plan to existing or new Participants as determined by the Committee. For purposes of this Plan, Awards made subsequent to Original Awards hereunder but prior to l992 shall be included in the vesting computations made under Section 7(a)(i) below as if they had been part of the Original Awards hereunder, but Awards made hereunder after l99l shall only be included in the vesting computations made under Section 7(a)(ii) and/or 7(a)(iii) for the calendar year during and subsequent to which such Awards are made in accordance with the terms of such Sections. The shares of Common Stock distributed under the Plan may be autho-rized but unissued shares, treasury shares, or shares purchased on the open market or in private transactions by the Corporation (at such time or times and in such manner as it may determine). All authorized shares of Common Stock distributed under the Plan shall be fully paid and nonassessable shares. The Corporation shall reserve for issuance under its Certificate of Incorporation at least l,025,037 shares of Common Stock for Awards under the Plan, subject to adjustment pursuant to Section ll.

               7.   Vesting/Lapsing of Restrictions.

                    (a) Subject to Subsections (a) (iv), (b), (c), (d) (e) and (f) of this Section 7, and provided that all Supplemental Restrictions have lapsed or are otherwise no longer applicable to Awards hereunder, Restricted Stock Units shall vest, rounded to the next whole share of Common Stock, in accordance with the following provisions:

                    (i) Up to three-fifths (3/5ths) of the Original Award of Restricted Stock Units hereunder shall vest on the last day of March, 1992, based on the ratio (not to exceed l to l or l00%) of actual Operational Cash Flow ("OCF") during the three consecutive calendar years ending December 31, 1991 to the Forecasted Opera-tion Cash Flow ("Forecasted OCF") for the same period. All Units available for vesting at the end of such vesting period which are not so vested shall be forfeited.

                    (ii) Up to one-fifth (1/5th) of the Original Award of Restricted Stock Units hereunder, plus up to one-half (l/2) of any Units awarded to the Participant during l992, shall vest on the last day of March, 1993 based on the ratio (not to exceed 1 to 1, or 100%) of actual OCF during calendar year 1992 to Forecasted OCF for that year. All Units which are available for vesting at the end of such vesting period which are not so vested shall be forfeited.

                    (iii) Up to one-fifth (1/5th) of the Original Award of Restricted Stock Units hereunder, plus up to one-half (l/2) of all Restricted Stock Units awarded during 1992 and all Restricted Stock Units Awarded during l993, shall vest on the last day of March, 1994 based on the ratio (not to exceed l to l, or l00%) of actual OCF during calendar year 1993 to Forecasted OCF for that year. All Units which are available for vesting at the end of such vesting period which are not so vested shall be forfeit-ed.

                    (iv) Except as specified in Subsections (c) and (d) below, only those Participants who are employed by the Corpora-tion or one of its Subsidiaries as of the last day of the calen-dar year periods described in Subsections (a)(i), (ii), and (iii) above shall become vested in Restricted Stock Units for said periods. Unless one of the special conditions described in Subsections (b), (c) or (d) is applicable, any Participant who is not so employed as of the last day of any such calendar year as a result of voluntary termination or discharge for cause, shall forfeit any Restricted Stock Units that would otherwise have vested had the Participant been employed as of the last day of such calendar year.

                    (b) Subject to Subsection (e) of this Section 7, a Participant shall be vested in l00% of his awarded Units not previously forfeited if (i) there is a Change in Control, or (ii) his employment with the Corporation or a Subsidiary is terminated because of his Normal Retirement after l99l.

                    (c) Subject to Subsections (e) and (f) below, a Partic-ipant whose employment is terminated by the Corporation or a Subsidiary prior to 1992 for reasons other than Cause, or as a result of death or Disability, shall be vested as of the last day of the third month after the calendar month in which such termi-nation occurs in a number of Restricted Stock Units determined by multiplying three-fifths (3/5ths) of his Original award of Units times a fraction the numerator of which shall be the number of consecutive calendar months during which the Participant was employed by the Corporation or a subsidiary since the beginning of the current vesting period, and the denominator of which shall be the number of calendar months in such vesting period (the "Product"), and by multiplying the Product by a fraction the numerator of which shall be the actual OCF for the current vesting period through the calendar month in which such termina-tion occurs, and the denominator of which shall be the Forecasted OCF for the current vesting period prorated through the end of such calendar month in which termination occurs (the aforemen-tioned fractions being referred to hereafter as the "Proration Formula"); provided, that in no event shall the number of vested Restricted Stock Units exceed the Product. Subject to subsec-tions (e) and (f) below, a Participant whose employment is so terminated by the Corporation or a Subsidiary after 1991 but before 1994 for reasons other than Cause, or as a result of death or Disability, shall be vested as of the last day of the third month after the calendar month in which such termination occurs in (i) all Restricted Stock Units vested in accordance with Subsections (a)(i) and, if applicable, (a)(ii) above, and (ii) an additional number of Restricted Stock Units determined by multi-plying one-fifth (1/5th) of his Original Award of units, plus Units, if any, carried over under Subsection (a)(ii) above, times the Proration Formula. In no event shall the number of Units so vested exceed the Product.

                    (d) Subject to subsections (e) and (f) below, any Participant who, after calendar year 1991, but before calendar year 1994, voluntarily terminates his employment with the Corpo-ration or a Subsidiary or takes Early Retirement, shall be entitled only to receive shares of Common Stock for Restricted Stock Units vested under Subsections (a)(i) or, if applicable,
          (a)(ii), as of such termination date.

                    (e) Notwithstanding any other provision of the Plan, 674,029 or 65.75% of the shares of Common Stock represented by the Restricted Stock Units awarded and available to be awarded under this Plan are presently subject to Supplemental Restric-tions. Restricted Stock Units that are subject to Supplemental Restrictions shall not vest until the later of (i) the date Supplemental Restrictions lapse pursuant to Article III of the Statement or otherwise, and (ii) the date all other conditions for the vesting thereof imposed by this Plan are met. For purposes of this Plan, 65.75% of the Restricted Stock Units comprising each Award hereunder (rounded to the nearest whole Restricted Stock Unit) and their related shares of Common Stock are presently deemed to be subject to Supplemental Restrictions in addition to the restrictions and vesting provisions described in Subsections 7(a)-(d) above. Such Supplemental Restrictions shall lapse pro rata in accordance with the Statement. To the extent that any Awards of Restricted Stock Units are forfeited due to the operation of Subsections (a), (c) or (d) of Section 7, the Restricted Stock Units represented by such forfeited Awards shall be available for new Awards; provided, that the percentage of Restricted Stock Units of each new Award that shall be deemed to be subject to Supplemental Restrictions shall be a percentage computed by dividing the total number of Common Shares required by the Statement at the time of such new Award to be restricted under this Plan, by l,025,037 Common Shares. The number of Restricted Stock Units subject to Supplemental Restric-tions shall be further subject to adjustment in accordance with Section ll.

                    (f) Notwithstanding the provisions  of Section 7(a) and
          (c) above, if as of March 31, 1992, March 31, 1993, March 31, 1994 or any termination date under Subsection (c) above, Supple-mental Restrictions continue to apply to Awards hereunder, half of the Units that would otherwise vest under Sections 7(a)(i) through (iii) or Section 7(c) above shall vest in accordance with the formulas described therein, and the remaining half will vest based on the ratio (not to exceed 1 to 1 or 100%) of the actual cumulative ESOP Loan payments during the immediately preceding vesting period to the scheduled cumulative ESOP Loan payments for such vesting period. All Units available for vesting during such vesting period which are not so vested shall be forfeited.

               8. Accounts. An Account shall be established for each Participant. Subject to the provisions of the Plan, each Partic-ipant's Account shall be credited from time to time with the number of Restricted Stock Units granted to such Participant. Accounts shall be periodically annotated to reflect vesting and the lapsing of Supplemental Restrictions as appropriate.

               9.  Payment of Accounts.

                    (a) Except as otherwise provided in this Section 9, on the Normal Payment Date, the Corporation shall deliver to each Participant one share of Common Stock for each vested Restricted Stock Unit credited to his Account as of such date with respect to which Supplemental Restrictions have lapsed. The lapsing of Supplemental Restrictions and the vesting of Restricted Stock Units pursuant to Section 7(e) after the Normal Payment Date shall immediately entitle the Participant to receive one share of Common Stock for each Restricted Stock Unit so vested that is no longer subject to a Supplemental Restriction, except as otherwise provided in this Section 9.

                    (b) The Committee shall be authorized to (a) permit a Participant, not later than 45 days after the date an Award is made to such Participant, to elect irrevocably to defer payment of all or any portion of his Account attributable to such Award beyond the Normal Payment Date until the occurrence of one or more of the following events or dates (the choice of such event or date being irrevocably elected within such 45-day period):
          (i) his termination of employment for any reason, (ii) his attainment of age 65, (iii) the later of his termination of employment for any reason or attainment of age 65, or (iv) a date subsequent to the Normal Payment Date; (b) settle a Participant's vested Account prior to the Normal Payment Date if his employment is terminated for any reason; (c) settle a Participant's account because of hardship based on legally adequate circumstances and supporting documentation; or (d) settle a Participant's vested Account with the Participant's consent, in cash or in any combi-nation of cash and Common Stock in an amount equal to the Fair Market Value of the shares of Common Stock otherwise deliverable; provided, that such combination shall have a total value equal to the Fair Market Value of the shares of Common Stock otherwise deliverable. Notwithstanding any other provision of the Plan, Participant election, or exercise of Committee discretion, all vested Units not subject to Supplemental Restrictions shall immediately be paid in full upon a Change of Control in Common Stock; provided, that with the consent of both the Company and the Participant, such payment may be made in cash, in Common Stock, or a combination of both, having a total value equal to the Fair Market Value of the shares of Common Stock otherwise deliverable. Payment in full shall likewise be made following a Change of Control upon, and to the extent of, the lapsing of Supplemental Restrictions under the Statement.

               l0. Shares to be Held Subject to Stockholders Agreement. All shares of Common Stock distributed under the Plan shall be subject to the Stockholders Agreement so long as the Stockholders Agreement remains applicable to shares of Common Stock outstand-ing prior to the granting of Awards. During such time, no shares of Common Stock shall be distributed to any Participant under the Plan unless, either at the time of distribution such Participant is already, or immediately prior to such distribution such Participant becomes, a party to the Stockholders Agreement.

               ll. Changes in Capitalization. In the event that the Common Stock should, as a result of a stock split or stock divi-dend, combination of shares, recapitalization or other change in the capital structure of the Corporation or exchange of Common Stock for other securities by reclassification or otherwise, be increased or decreased or changed into, or exchanged for, a dif-ferent number or kind of shares or other securities of the Corpo-ration, or any other corporation, the number of Restricted Stock Units and the number and kind of shares which thereafter may be distributed under the Plan (and the percentage of shares of
          Common Stock subject to Supplemental Restrictions) shall be appropriately adjusted consistent with such change so that Participants hereunder shall have the right to ultimately receive the same number and type of security as they would have been entitled to receive had they held at the time of such change in capitalization shares of Common Stock equal to the number of Restricted Stock Units Awarded as of such date (without regard to Supplemental Restrictions); provided, however, that vested Restricted Stock Units, and any other securities into which they may be converted as a result of the operation of this Section ll, shall continue to be subject to Supplemental Restrictions in accordance with subsection 7(e).

               l2. Unsecured Creditor Status. Participants shall have no right, title, or interest whatsoever in or to any assets or rights of the Corporation, except to the extent provided in this Plan. Nothing contained in the Plan, and no action taken pursu-ant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any Participant, beneficiary, legal representa-tive, or any other person. To the extent that any person ac-quires a right to receive payments or distributions from the Corporation under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation. All cash payments that may be made hereunder shall be paid from the general funds of the Corporation, and no special or separate fund shall be established, and no segregation of assets shall be made, to assure payment of such amount.

               l3. Successor Corporation. The obligations of the Corpora-tion under the Plan shall be binding upon any successor corpora-tion or organization succeeding to substantially all of the assets and business of the Corporation and shall continue to be binding upon the Corporation notwithstanding any change in ownership of the Corporation. The Corporation agrees that it will make appropriate provision for the preservation of Partici-pants' rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such transfer of assets or ownership.

               l4. Non-Alienation of Benefits. Except insofar as applica-ble law may otherwise require, (i) no Restricted Stock Units, rights or interests of Participants or amounts payable to or in respect of any Participant at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt so to alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any such amount, whether presently or thereafter payable, shall be void; and (ii) to the full extent permitted by law the Plan shall in no manner be liable for, or subject to, claims, liens, attachments, or other like proceedings or to the debts, liabili-ties, contracts, engagements, or torts of any Participant or beneficiary. Nothing in this Section l4 shall prevent (a) a Participant from transferring shares of Common Stock that have been issued under the Plan nor (b) a Participant's rights and interests under the Plan from being transferred by will or by the laws of descent and distribution.

               l5. Listing and Qualification of Shares. The Committee, in its discretion, may postpone the issuance or delivery of shares of Common Stock until completion of any stock exchange listing, or other qualification or registration of such shares under any state or federal law, rule or regulation, as the Committee may consider appropriate, and may require any Participant to make such representations, including, but not limited to, a written representation that the shares are to be acquired for investment and not for resale or with a view to the distribution thereof, and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compli-ance with applicable laws, rules and regulations. The Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws. Subject to the provisions of Sections 7 and 9 above, Participants shall be granted so-called "piggy-back" registration rights with respect to the shares of Common Stock delivered under the Plan to participate at no cost in any public offering of Common Stock registered by the Corpora-tion pursuant to the Securities Act of l933 at any time prior to l996. In the event that the managing underwriter of such public offering determines that marketing factors require a limitation on the number of shares to be underwritten, the managing under-writer may exclude from such registration and underwriting some or all of the shares of Common Stock issued under the Plan which would otherwise be underwritten pursuant hereto.

               l6. No Claim or Right Under the Plan. No employee of the Corporation or any Subsidiary shall at any time have the right to be selected as a Participant in the Plan or, having been selected as a Participant in the Plan or having been selected as a Partic-ipant and granted an Award, to be granted any additional Award. Neither the action of the Corporation in establishing the Plan, nor any action taken by it or by the Committee thereunder, nor any provision of the Plan, nor participation in the Plan shall be construed to give, and does not give, to any person the right to be retained in the employ of the Corporation or any Subsidiary, or interfere in any way with the right of the Corporation or any Subsidiary to discharge or terminate any person at any time with-out regard to the effect such discharge or termination may have upon such person's rights, if any, under the Plan.

               l7. Taxes. The Corporation may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local, and other taxes re-quired by law to be withheld with respect to the distribution of shares of Common Stock and/or cash under the Plan, including, but not limited to, (i) reducing the number of shares of Common Stock otherwise deliverable, based upon their Fair Market Value, to permit deduction of the amount of any such withholding taxes from the amount otherwise payable under the Plan, (ii) deducting the amount required to be withheld from the amount of cash otherwise payable under the Plan with respect to Restricted Stock Units, and (iii) requiring a Participant, beneficiary, or legal repre-sentative to pay to the Corporation the amount required to be withheld as a condition of releasing the Common Stock and any other distributions related thereto.

               l8. No Liability of Directors. No Director shall be personally liable by reason of any contract or other instrument executed by such Director on his behalf in his capacity as a Director, nor for any mistake of judgment made in good faith, in connection with this Plan, and the Corporation shall indemnify and hold harmless each employee, officer and Director of the Corporation, to whom any duty or power relating to the adminis-tration or interpretation of the Plan may be allocated or dele-gated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan to the fullest extent permitted or required by the Corporation's articles of incorporation and bylaws, and, in addition, to the fullest extent of any applicable insurance policy purchased by the Corporation.

               l9. Other Plans. Nothing contained in the Plan is intended to amend, modify, or rescind any previously approved compensation plans or programs entered into by the Corporation or its Subsid-iaries. The Plan shall be construed to be in addition to any and all such plans or programs. No Award of Restricted Stock Units under the Plan shall be construed as compensation under any other executive compensation or employee benefit plan of the Corporation or any of its Subsidiaries, except as specifically provided in any such plan or as otherwise provided by the Board or Committee. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power or authority of the Board to adopt such additional compensation or incentive arrangements as the Board may deem necessary or desirable.

               20. Amendment or Termination. The Committee may prospec-tively amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no amendment, suspension or termination of the Plan shall in a manner contrary to the Plan adversely affect the rights of any Participant with respect to any Awards already made under the Plan, without his written consent.

               21. Captions. The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and shall not, in any manner, define or limit the scope or intent of any provisions of the Plan.

               22. Governing Law. The Plan and all rights thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without reference to the princi-ples of conflicts of law thereof.

               23. Expenses. All expenses of administering the Plan shall be borne by the Corporation.

               24.  Effective Date.    The Plan  shall be  effective as  of
          January l, l989.

                                  * * * * * * * * *

                                       DYNCORP
                            RESTRICTED STOCK PLAN ADDENDUM

                          MERIDIAN CORPORATION PARTICIPATION

               The  DynCorp  Restricted  Stock  Plan  (the  "Plan"),  dated
          January 1, 1989, is hereby amended by adding the following provisions which shall be applicable only to those specified Participants in the Plan who are employees of Meridian Corpora-tion ("Meridian"), acquired by DynCorp effective December 6, 1990.

               1. Meridian Participants - The Meridian Corporation employees identified on Attachment A hereto (the "Meridian Participants") shall be considered Participants under the Plan, subject, however to the special provisions set forth below. The Chief Executive Officer will consider requests for additional Meridian Participants in accordance with the Plan.

               2. Award of Units - The Meridian Participants are hereby awarded a total of Thirty-Eight Thousand Seven Hundred Fifty (38,750) Restricted Stock Units ("Total Allocated Units"), such Units to be allocated in accordance with Attachment A. Unit certificates will be delivered to the Meridian Participants upon the consummation of the acquisition of Meridian by DynCorp.

               3. Vesting of Units - The Restricted Stock Units so awarded shall be available for vesting as follows based on the achievement of certain Meridian operating profit targets during calendar years 1991, 1992 and 1993 (the "Plan Years").

                    (a)  The following portions  of awarded Units shall  be
          available for vesting in the respective Plan Years: 45% in 1991; 35% in 1992, and 20% in 1993. For purposes of this Addendum, the number of Units that will vest each Plan Year during the term of this Addendum shall be determined, in the case of Class A Partic-ipants, by multiplying the Units available for vesting for a specific Plan Year times a fraction the numerator of which is the actual Meridian Operating Profit for such Plan Year (as hereafter defined), and the denominator of which is $1,200,000, and in the case of Class B Participants, by multiplying the Units available for vesting for such Plan Year times a fraction the numerator of which is the actual Meridian Operating Profit for such Plan Year, and the denominator of which is $600,000; provided that neither fraction shall exceed 1.0. "Meridian Operating Profit" shall mean Meridian's income (excluding the income of the M&O Business as defined in the Meridian Corporation New Business Segment Incentive Plan) before tax, interest expense/income, Restricted Stock Plan expense, and DynCorp G & A, but after a DynCorp ESOP charge equal to 5% of Meridian's total labor cost (total W-2 wages as shown on Meridian's Form 941 payroll return excluding the aforementioned M&O Business).

                    (b) Should the Meridian Operating Profit for 1991 be such that at least 35% but less than 45% of the Total Allocated Units vest in 1991 (subject to pro rata adjustments for other
          Participant's forfeitures), all unvested Units for that year shall be carried over to 1992 and shall be available for vesting for 1992 in addition to the Units originally available for vesting in 1992, in accordance with the formula set forth in paragraph 3(a). Any of the 1991 unvested Units that are not carried over to 1992 shall be forfeited. Any of the 1991 unves-ted Units that are carried over to 1992 which do not vest in 1992 shall be forfeited.

                    (c) Should the Meridian Operating Profit for 1992 be such that at least 27.3% but less than 35% of the Total Allocated Units (excluding any Units carried from 1991) vest in 1992 (subject to pro rata adjustments for other Participant's forfei-tures), all unvested Units for that year (excluding any Units carried from 1991) shall be carried over to 1993 and shall be available for vesting for 1993, in accordance with the formula set forth in paragraph 3(a). Any of the 1992 unvested Units that are not carried over to 1993 shall be forfeited. Any of the 1992 unvested Units that are carried over to 1993 which do not vest in 1993 shall be forfeited.

                    (d) In the event of a Change in Control, all unvested Units not previously forfeited shall immediately become vested.

               4. Exceptions to the Plan Provisions - For purposes of this Addendum, Units delivered hereunder, and Common Stock into which such Units may be converted, shall not be subject to the provisions contained in paragraphs 7 and 9(a), and the second and third sentences of paragraph 6 of the Plan.

               5. Exchange of Units for Common Stock - Each unit which becomes vested in accordance with the provisions of paragraph 3 of this Addendum shall be exchangeable for one share of Common Stock at the request of the Participant. Upon receipt of such written request by the Secretary of DynCorp, a share of Common Stock shall be delivered with 30 days to the Participant for each vested Unit surrendered. Delivery of all Common Stock under this Addendum shall be subject to the terms of the Plan.

               6. Eligibility for Vesting - Notwithstanding the forego-ing, no vesting of Units shall occur under this Addendum unless the Participant is a full time employee of Meridian or a DynCorp affiliate during the entire Plan Year; provided, that in the event of termination of employment as a result of death or disability of a Participant, or a Participant's retirement at or after the age of 65, the number of Units that would normally vest under this Addendum had the Participant been employed for the entire Plan Year shall be prorated based on the number of days actually employed during such Year. A Participant who resigns or voluntarily terminates his employment, or is terminated for good and sufficient cause as provided in paragraph 4(a) or (b) of the Class A Participant's employment contract, or the second and third sentences of paragraph 4 of the Class B Participant's employment contract, shall not be eligible for vesting of any Units for the current or any subsequent Plan Year, and all unvested Units shall be forfeited. A Participant who is termi-nated by Meridian or DynCorp for reasons other than those speci-fied above, or a Class A Participant who terminates his employ-ment under the circumstances described in paragraph 4(d) of his employment contract, shall be entitled to have Units for the current and all remaining Plan Years vest in accordance with this Addendum; provided, that in no event shall the number of such vested Units exceed the Units that would have vested had Meridian Operating Profit for the Plan Year of such termination been earned in all subsequent Plan Years.

               7. Forfeitures - With the exception of unvested Units that may be carried over as provided in paragraph 3(b) or (c) above, all Units available for vesting at the end of a Plan Year which are not so vested shall be forfeited.

               8. Effective Date of Addendum - This Addendum shall only become effective upon the consummation of the acquisition of Meridian Corporation by DynCorp on or about December 6, 1990.

                                 * * * * * * * * * *

                            DYNCORP RESTRICTED STOCK PLAN
                                    ADDENDUM NO. 2

                                SPECIAL PARTICIPATION

          The DynCorp Restricted Stock Plan (the "Plan"), dated January 1, 1989, and amended December 6, 1991, is hereby further amended by adding the following provisions, which shall be applicable only to those participants designated as Special Participants in accordance with paragraph 2, below, and shall be effective as of May 29, 1991.

               1. Purpose - The purpose of this Addendum is to provide Restricted Stock Units to certain employees who were unable to receive benefits on the same basis as other participants in the DynCorp Employee Stock Ownership Plan ("ESOP") following the transfer of excess assets from the DynCorp Pension Plan Trust to the ESOP Trust (the "Transfer"), due to limitations imposed by the Internal Revenue Code of 1986, as amended.

               2. Special Participants - The employees listed on Attach-ment A hereto shall be special participants ("Special Partici-pants") in the Plan.

               3. Award of Units - The Special Participants are hereby awarded a total of 18,072 Restricted Stock Units, as provided herein. Individual Special Participants are awarded the number of Units set forth immediately following their names on Attach-ment A.

               4. Vesting of Units - Units awarded pursuant to this Addendum shall vest on the day following receipt by the Committee of the written opinion of the General Counsel to the Corporation to the effect that the method of allocation of shares released from the ESOP suspense account pursuant to Section 4.3 of the Plan (the "Allocation") following the Transfer has been reviewed by the Internal Revenue Service to the extent practicable and has not resulted in a substantial change to such Allocation; provid-ed, however, (a) if such opinion is not issued prior to May 30, 1996, or (b) if prior to such date the Committee receives from the General Counsel an opinion that the Allocation has been or is likely to be changed substantially, whichever is earlier, then all Units awarded pursuant to this Addendum shall be immediately forfeited. Except in the case of forfeiture as provided above, vesting shall not be affected by death, retirement, or other termination of the Special Participant. Upon vesting, the Special Participant, or beneficiary or estate thereof, shall be immediately entitled to receive one share of Common Stock for each unit so vested.

               5. Exceptions to the Plan Provisions - For purposes of this Addendum, Units awarded hereunder, and Common Stock into which such Units may be converted, shall not be subject to the provisions contained in paragraphs 7 and 9(a) and the second and third sentences of paragraph 6 of the Plan.

                                 * * * * * * * * * *

                            DYNCORP RESTRICTED STOCK PLAN
                                    THIRD ADDENDUM

               The DynCorp Restricted Stock Plan (the "Plan"), dated January 1, 1989, as amended by the Addendum effective December 6, 1990, and by the Second Addendum effective May 29, 1991, is hereby further amended, effective June 8, 1992, as follows:

               1. The provisions of Section 7. Vesting/Lapsing of Restrictions of the Plan shall not be applicable to any Restrict-ed Stock Units awarded on or after the effective date of this Third Addendum. The provisions of Sections 3, 4, and 5 of this Third Addendum shall not be applicable to any Restricted Stock Units awarded prior to such date.

               2. All references in the Plan to "Operational Cash Flow" and "OCF" shall hereafter be references to "Adjusted Operating Profit" and "AOP", respectively. In addition the former defini-tion of "Operational Cash Flow", set forth in Section 2 of the Plan, is amended to read:

               "`Adjusted Operating Profit' or `AOP' means, for each Group and including the corporate headquarters group, earnings before interest, taxes, merger, financing, and discontinued businesses costs, acquisition earnings and costs, ESOP contributions, and Restricted Stock Plan expense, as recorded on the books and records of the Corporation."

               3. Restricted Stock Units awarded from and after the effective date of this Third Addendum, and only Units awarded after such date, shall vest, rounded to the next whole share of Common Stock, in accordance with the following provisions:

                    (a) Subject to Subsection (b) below, up to 100% of any Units awarded during 1992 shall vest as of the last day of December, 1994, based on the ratio (not to exceed 1 to 1, or 100%) of (i) the sum of the actual AOP for each of calendar year 1992 and calendar year 1993 to (ii) the sum of Forecasted AOP for each of calendar year 1992 and calendar year 1993, and the number of such Units awarded shall be multiplied by such ratio in order to calculate the number of Units which become vested. All Units which are available for vesting on the basis of such ratio which, because such ratio is less than 100%, are not so vested shall be forfeited.

                    (b) Except as specified in Subsections (d) and (e) below, only those Participants who are employed by the Corpora-tion or one of its Subsidiaries, or are serving as a non-employ-ee Director of the Corporation,

                         (i) as of December 31, 1994, and

                         (ii) at such time, in a position having substan-tially the same duties and responsibilities as such Participant had on the date that the Restricted Stock Units to which this Third Addendum applies were awarded, shall become vested in Restricted Stock Units. Unless one of the special conditions described in Subsections (d) or (e) below applies, any Participant who is not so employed, or has ceased to serve as a non-employee Director, as of December 31, 1994, shall forfeit any Restricted Stock Units that would otherwise have vested had the Participant been so employed, or continued to serve as a Director, as of such date.

                    (c) Notwithstanding Subsection (b) above, a Partici-pant shall be vested in 100% of his awarded Units not previously forfeited if there is a Change in Control.

                    (d) If a Participant fails to satisfy the conditions set forth in Subsections (b)(i) and (ii) above (i) because of his termination by reason of Early Retirement, Normal Retirement, death, or Disability, (ii) because of his transfer to another position of employment with the Corporation or one of its Subsid-iaries without meeting the condition set forth in (e) below, or
          (iii) because he has ceased to serve as a non-employee Director by reason of death, Disability, or retirement, then he shall be vested, as of December 31, 1994, in the number of Units that would otherwise have vested (in accordance with (a) above) on such date if he had been so employed, multiplied by a fraction, the numerator of which shall be the number of days he was actual-ly so employed during the calendar years 1992 through 1994, and the denominator of which shall be 1,095.

                    (e) If a Participant fails to satisfy the conditions set forth in Subsections (b)(i) and (ii) above solely because of his transfer to another position of employment with the Corpora-tion or one of its Subsidiaries, then, but only in the event that the Chief Executive Officer has made a written determination, which determination shall be made in the sole discretion of the Chief Executive Officer, no later than 30 days following such transfer, to the effect that after such transfer his employment is in a position having substantially equivalent, or a higher level of, duties and responsibilities as such Participant had on the date that the Restricted Stock Units to which this Third Addendum applies were awarded, he shall become vested in the number of Units as would have vested if he had met both such conditions.

               4. The definition of "Normal Payment Date", as set forth in Section 2 of the Plan is hereby amended, but only as to Units awarded after the effective date of this Third Addendum, to read:

               "`Normal Payment Date' means the earlier of (i) March 15, 1995, or (ii) if applicable, the date of vesting in accordance with Section 3(c) of the Third Addendum."

               5. The provisions of Subsection 9(b)(a) of the Plan, relating to deferral of payments, is hereby amended, but only as to Units awarded after the effective date of this Third Addendum, to read:

               "permit a Participant, not later than 45 days after the date an Award is made to such Participant, to elect irrevocably to defer payment of all or any portion of his Account attributable to such Award beyond the end of the year in which the Normal Payment Date occurs until a date certain to be selected by such Participant in his discretion, but which date shall be no later than December 31, 1998, the choice of such date being irrevocably elected within such 45-day period;"

               6.   Section 4 of the Plan is hereby amended to read:

               "Participation. Participation in the Plan shall be limited to those employees of the Corporation or any of its Subsidiaries, and to members of the Board of Direc-tors who are not employees of the Corporation, who have received written notification from the Chief Executive Officer (or, in the case of the participation by the Chief Executive Officer, by the Committee), that they have been selected by the Committee to participate in the Plan."

                                 * * * * * * * * * *

                            DYNCORP RESTRICTED STOCK PLAN
                                   FOURTH ADDENDUM

               The DynCorp Restricted Stock Plan (the "Plan"), dated January 1, 1989, as amended by the Addendum effective December 6, 1990, by the Second Addendum effective May 29, 1991, and by the Third Addendum effective June 8, 1992, is hereby further amended, effective April 16, 1993, as follows:

               1. The provisions of this Fourth Addendum shall not be applicable to any Restricted Stock Units awarded prior to the effective date of this Fourth Addendum.

               2. Restricted Stock Units awarded from and after the effective date of this Fourth Addendum, and only Units awarded after such date, shall vest, rounded to the next whole share of Common Stock, in accordance with such criteria as shall be established by the Chief Executive Officer at the time of the award and, unless specifically exempted therefrom by such estab-lished criteria, the following provisions:

                    (a) If the vesting of such Units is conditioned upon achievement of AOP by a certain segment of the Company for certain established performance time periods, subject to any other vesting criteria, up to 100% of the Units awarded shall vest as of the last day of the established vesting period, based on the ratio (not to exceed 1 to 1, or 100%) of (i) the sum of the actual AOP for such segment for each of such performance time periods to (ii) the sum of Forecasted AOP for such segment for each of such performance time periods, and the number of such Units awarded shall be multiplied by such ratio in order to calculate the number of Units which become vested. All Units which are available for vesting on the basis of such ratio which are not so vested, because such ratio is less than 100%, shall be forfeited.

                    (b) Except as specified in (i) and (ii) below, if the vesting of such Units is conditioned upon the fact that the Participant must be employed by the Corporation or one of its Subsidiaries, or serving as a non-employee Director of the Corporation, as of a certain vesting date and, at such time, in a position having substantially the same duties and responsibili-ties as such Participant had on the date that the Restricted Stock Units to which this Fourth Addendum applies were awarded, any Participant who is not so employed, or has ceased to serve as a non-employee Director, as of such vesting date shall forfeit any Restricted Stock Units that would otherwise have vested had the Participant been so employed, or continued to serve as a Director, as of such vesting date.

                         (i) If a Participant fails to satisfy the condi-tions set forth in this Section (b) solely: (A) because of his termination by reason of Early Retirement, Normal Retirement, death, or Disability, (B) because of his transfer to another position of employment with the Corporation or one of its Subsid-iaries without meeting the condition set forth in (ii) below, or
          (C) because he has ceased to serve as a non-employee Director by reason of death, Disability, or retirement, then he shall be vested, as of the established vesting date, in the number of Units that would otherwise have vested (in accordance with (a) above) on such vesting date if he had been so employed, multi-plied by a fraction, the numerator of which shall be the number of days he was actually so employed during the established performance time periods, and the denominator of which shall be the actual number of days contained in such established perfor-mance time periods.

                         (ii) If a Participant fails to satisfy the condi-tions set forth in this Section (b) solely because of his trans-fer to another position of employment with the Corporation or one of its Subsidiaries, then (but only in the event that the Chief Executive Officer has made a written determination, which deter-mination shall be made in the sole discretion of the Chief Executive Officer no later than 30 days following such transfer to the effect that after such transfer his employment is in a position having substantially equivalent, or a higher level of, duties and responsibilities as such Participant had on the date that the Restricted Stock Units to which this Fourth Addendum applies were awarded) he shall become vested in the number of Units as would have vested if he had met such conditions.

               3. Notwithstanding the above provisions, a Participant shall be vested in 100% of his awarded Units not previously forfeited if there is a Change in Control.

               4. The definition of "Normal Payment Date", as set forth in Section 2 of the Plan and as amended by the Third Addendum is hereby further amended, but only as to Units awarded after the effective date of this Fourth Addendum, to read:

               "`Normal Payment Date' means the earlier of (i) March 15 following the established vesting date, or (ii) if applicable, the date of vesting in accordance with
               Section 3 of the Fourth Addendum."